Press Release
FOR IMMEDIATE RELEASE

Contact: Howard H. Nolan
Senior Executive Vice President
Chief Financial and AdministrativeOfficer
         (631) 537-1001, ext. 7255

BRIDGE BANCORP, INC.
REPORTS FIRST QUARTER 2009 RESULTS
Increased Earnings and Strong Growth in Loans and Core Deposits

Bridgehampton, NY –  April  16, 2009) Bridge Bancorp, Inc. (NASDAQ: BDGE), the parent company of The Bridgehampton National Bank, today announced increases in net income and earnings per share for the first quarter of 2009; highlights for the quarter include:

•	Net income of $2.2 million or $.36 per share, a 12% increase over the first quarter in 2008.

•	Returns on average equity and assets of 16.10% and 1.11%, respectively.

•	Net interest income of $9.1 million with a net interest margin of 5.00%.

•	Total loans of $441.2 million, an increase of $53.3 million or 14% over March 2008.

•	Deposits of $705.9 million, an increase of 23% compared to March 2008 levels.

•	Demand deposits of $183.5 million representing 26% of total deposits.

•	Increased reserve levels and continued solid credit quality with stable non-performing assets.

•	First quarter dividend declaration of $.23 per share.

“As we begin a challenging year, it is particularly noteworthy to achieve these positive results. Our substantial improvement in income and continued growth in deposits and loans reflects our commitment to community banking.  We continue to identify opportunities presented in our market and have been actively working with new and existing customers to build long term banking relationships,” commented Kevin M. O’Connor, the President and CEO of Bridge Bancorp, Inc.

Net Earnings and Returns
Net income for the quarter ended March 31, 2009 was $2.2 million or $.36 per share compared to $2.0 million and $.32 per share for the same period in 2008. The 12% increase reflects a continuation of positive trends in net interest income offset by declines in non-interest income, an increase in the provision for loan losses and higher operating costs.

Growth in net interest income during the first quarter resulted from higher average earning assets coupled with an improvement in the net interest margin to 5.00%, from last year’s 4.68%.  The earning asset increase reflects net loan growth and increases in securities holdings. Our earning assets are principally funded by deposits although favorable market conditions prompted an increase in borrowings in 2009 compared to the first quarter of 2008. The higher provision for loan losses reflects the economic realities of 2009 and is consistent with levels recorded in the prior quarter.  Non interest income declined from 2008 due to lower transactional and overdraft fees coupled with the expected declines in title fee income. Operating expenses were higher due to a $261,000 increase in FDIC insurance premiums and ongoing costs associated with growth initiatives. However, the efficiency ratio, a measure of expense to revenue, improved and for the quarter was 57.6%, compared to 60.0% in 2008.

“Our continued ability to grow net interest income reflects both our ability to expand our core banking franchise and a favorable interest rate environment,” stated Mr. O’Connor. “We are seeing the recession’s impact on all aspects of non-interest income as real estate transaction volume and overall consumer activity has declined.  The higher FDIC insurance costs will continue throughout 2009 and in the second quarter of 2009 our results may include an additional FDIC special emergency assessment, as the FDIC attempts to rebuild its insurance fund.”

Balance Sheet and Asset Quality
Total assets grew to $813.0 million at March 31, 2009, a 24% increase over the prior year level of $654.6 million. This included approximately $51.8 million of net loan growth and a $100.3 million net increase in the investment portfolio. Loans, underwritten consistent with our conservative standards, were all within our identified geographic footprint and continue to include real estate related credits and new commercial relationships. All loans originated remain on our balance sheet.

Despite the increasingly weaker overall economy, asset quality measures remain relatively strong with non performing assets of $3.1 million. This is an increase from $1.0 million at March 31, 2008, but in line with $3.1 million reported at December 2008. The provision for loan losses of $900,000 thousand increased the ratio of loan loss reserves to total loans to 1.03% at March 31, 2009 compared to .80%, in 2008. “We recognize the impact the current economic environment may have on our local marketplace and these additional reserves reflect management's cautious outlook for the future,” commented Mr. O’Connor.

Deposits ended the quarter at $705.9 million, a 23% increase over March 31, 2008, as the maturation of newer branches combined with continued expansion, and organic growth in existing markets, provided the liquidity to fund our asset growth.  Average demand deposits for the first quarter of 2008 were $183.2 million, higher than the first quarter 2008 average of $176.3 million.

“Our ongoing ability to grow the loan portfolio and deposits in mature markets and develop business in newer markets, together with prudent additions during 2008 of high quality investment securities generated increased net interest income.  This income offset the additional reserves and higher FDIC insurance premiums, resulting in an increase in net income,” remarked Mr. O’Connor.

Stockholders’ equity of $58.6 million at March 31, 2009, reflects our earnings growth and the positive impact of the increasing value of our investment securities. The related capital ratios for the Bank and holding company remain substantially above regulatory minimums. “Our industry continues to record substantial losses and many companies have reported reductions in their equity levels or have raised certain forms of capital diluting existing shareholders. The decisions made over the past several years have allowed us to avoid the many forms of speculative banking and remain a true community bank,” commented Mr. O’Connor.

Opportunities & Challenges
“It has been almost two years since the first signs of the current financial turmoil began to emerge. It is now obvious that the seeds for this financial crisis were sown over the past decade as basic underwriting standards for originating loans and extending credit fundamentally changed. The concern for and management of risk materially deteriorated and because of this we have experienced an unprecedented period of challenges for financial services companies, and the economy as a whole. There has been a myriad of government programs designed to rebuild the financial system and stimulate consumers and businesses to lead us out of this recession. We, in fact, were prepared to participate in one such program but as the details evolved we respectfully and prudently declined the opportunity.

At this time it is difficult to determine the effectiveness of the numerous government initiatives and programs or the timing of when we will emerge from this recession. It does appear financial markets have, to a degree, stabilized, as daily market volatility and catastrophic headlines seem to have abated. Our markets and customers continue to operate with great caution and trepidation. As expected, they are concerned about the future; both in the near term, as they head into our summer season, and in the long term as the true cost of the various stimuli and bailouts become evident. We remain optimistic for our long term prospects but cautious in the short term as we deal with the challenges and expected volatility of 2009 into early 2010. We will remain close to our customers, seeking both critical market information and assisting them as they manage through this difficult environment.  This is the essence of true community banking as we strive to be a partner with our customers, providing not only banking services but advice and counsel.

We must remain vigilant as 2009 progresses, cautious in our approach to credit, opportunistic in identifying growth, and prudent in the establishment of reserves and management of expenses. Our mission has been and will remain, to provide excellent customer service, working with individuals and businesses to help them grow and prosper. Additionally, we must be aware of and work quickly to identify and deal with potential problems. Our success is measured in many ways, but ultimately our mission is to enhance shareholder value,” concluded Mr. O’Connor.

The Annual Meeting of Bridge Bancorp, Inc. shareholders will be held on Friday, April 24, 2009 at 11:00 a.m., in the Community Room, Bridgehampton National Bank, 2200 Montauk Highway, Bridgehampton, NY.

About Bridge Bancorp, Inc.
Bridge Bancorp, Inc. is a bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank.  Established in 1910, the Bank, with assets of approximately $800 million, and a primary market area of the North and South Forks of Eastern Long Island, extending westward further into Suffolk County, operates 15 retail branch locations, including our newest branch in Shirley, New York. Through this network and electronic delivery channels, we provide deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through our subsidiary, Bridge Abstract and investments through Bridge Investment Services.

The Bridgehampton National Bank continues a rich tradition of involvement in the community by supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

Please see the attached tables for selected financial information.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements, in addition to historical information, which involve risk and uncertainties, are based on the beliefs, assumptions and expectations of management of the Company.  Words such as “expects, “ “believes,”  “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements.  Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking lending and other areas; origination volume in the Company’s consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies.  For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to,   changing economic  conditions; legislative and regulatory changes, including increases in FDIC insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan in investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines, changes in real estate values and other factors discussed elsewhere in this report, and in other reports filed by the Company with the Securities and Exchange Commission.   The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

BRIDGE BANCORP, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Condition (unaudited)
(In thousands)

	March 31,	December 31,	March 31,
	2009	2008	2008
ASSETS
Cash and Cash Equivalents	$ 20,694	$ 28,885	$ 16,811
Investment in Debt and Equity Securities, net:
Securities Available for Sale, at Fair Value	286,873	314,495	221,364
Securities Held to Maturity	40,298	43,444	5,460

Loans	441,229	429,683	387,971
Less: Allowance for Loan Losses	(4,560)	(3,953)	(3,122)
Loans, net	436,669	425,730	384,849
Premises and Equipment, net	19,276	18,377	18,394
Accrued Interest Receivable and Other Assets	9,177	8,128	7,735
Total Assets	$ 812,987	$ 839,059	$ 654,613

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand Deposits	$ 183,508	$ 181,213	$ 205,231
Savings, NOW and Money Market Deposits	371,970	344,860	278,691
Certificates of Deposit of $100,000 or more	82,449	78,165	58,592
Other Time Deposits	68,021	54,847	31,305
Total Deposits	705,948	659,085	573,819
Federal Funds Purchased and Repurchase Agreements	39,000	85,900	16,600
Federal Home Loan Bank advances	-	30,000	-
Other Liabilities and Accrued Expenses	9,475	7,935	10,240
Total Liabilities	754,423	782,920	600,659
Total Stockholders' Equity	58,564	56,139	53,954
Total Liabilities and Stockholders' Equity	$ 812,987	$ 839,059	$ 654,613

Selected Financial Data: Capital Ratios

Total Capital (to risk weighted assets)	11.3%	11.1%	11.8%
Tier 1 Capital (to risk weighted assets)	10.4%	10.3%	11.1%
Tier 1 Capital (to average assets)	6.9%	6.9%	8.1%

BRIDGE BANCORP, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Income (unaudited)
(In thousands, except per share amounts)
	Three months ended March 31,
	2009	2008

Interest Income	$ 11,023	$ 9,194
Interest Expense	1,940	2,546
Net Interest Income	9,083	6,648
Provision for Loan Losses	900	200
Net Interest Income after Provision for Loan Losses	8,183	6,448
Other Non Interest Income	972	1,068
Title Fee Income	207	378
Net Security Losses	-	-
Total Non Interest Income	1,179	1,446
Salaries and Benefits	3,612	3,058
Other Non Interest Expense	2,477	1,931
Total Non Interest Expense	6,089	4,989
Income Before Income Taxes	3,273	2,905
Provision for Income Taxes	1,064	935
Net Income	$ 2,209	$ 1,970
Basic Earnings Per Share	$ 0.36	$ 0.32
Diluted Earnings Per Share	$ 0.36	$ 0.32

BRIDGE BANCORP, INC. AND SUBSIDIARY
Selected Financial Data

Return on Average Total Assets	1.11%	1.25%
Return on Average Stockholders' Equity	16.10%	14.68%
Net Interest Margin	5.00%	4.68%
Efficiency Ratio	57.64%	60.01%